EXHIBIT 99.1

News Release
For:                       Cornerstone Bank
Release Date:              Immediate
Contact:                   Norm Osborn, 252/243-5588


                CORNERSTONE BANK REPORTS SECOND QUARTER EARNINGS

      WILSON -- CB Financial Corporation, the Wilson-based single bank holding company that owns Cornerstone Bank, reported earnings of $458,024 for the first two quarters of this year.
      Assets as of June 30, 2006 were $158.1 million. The company also grew steadily in loans and in deposits. Loans as of June 30, 2006 were $115.8 million and deposits were $136.1 million.
      The earnings are impressive, especially when viewed with higher loan reserves, noted chairman Tom Brown. Some $780,000 have been placed in reserves this year (versus $198,000 for all of last year) which detracts from profits.
      During the fourth quarter of 2005, changes in bankruptcy laws led to more than 1,000 bankruptcy cases being filed in Wilson County. Eleven of those affected Cornerstone. "We continue to work through those situations, and we expect some recovery," President Norm Osborn said. "We are in position for a strong second half this year."
      Brown said that the bank's continued growth permitted a fourth consecutive year of dividends, a five percent stock dividend to be mailed at the end of August to shareholders of record as of July 31, 2006.
      "We are growing with the community, and we remain a friend of the small business person in this area," Brown said. "We are the bank of stability, with familiar faces and on-site management."
      Cornerstone has enjoyed a boost in deposits due to the opening of a second branch at the Parkwood Mall, which is far exceeding projections. Since opening in mid-November, deposits exceeded $37 million by June 30, 2006. By contrast, new bank branches often try to reach a threshold of $11-15 million during the first year. Mortgage lending also remains active, despite a statewide slow-down with rising rates.
      For more information about Cornerstone Bank products and services, or stock information, call 252/243-5588.

                                                                 August 15, 2006


DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

      The discussions included in this document may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as "expects," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of the Company's or its subsidiary's customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general conditions.


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